Subject to Completion, Dated July 11, 2002

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.







DESSAUER & MCINTYRE
ASSET MANAGEMENT, INC.



                                    [LOGO]  The Dessauer
                                            Global Equity Fund

                                            A no-load growth fund




                                            Prospectus
                                            _________, 2002





The Securities and Exchange Commission has not approved nor disapproved the shares of the Fund as an investment. The Securities and Exchange Commission also has not determined whether this prospectus is accurate or complete. Any person who tells you that the Securities and Exchange Commission has made such an approval or determination is committing a crime.


                                Table of Contents

Risk/Return Summary:...........................................................3
   Investment Objective/Goals..................................................3
   Principal Investment Strategies of the Fund.................................3
   Principal Risks of Investing in the Fund....................................3
   Risk/Return Bar Chart.......................................................3
   Risk/Return Performance Table...............................................4
   Fee Table...................................................................5
   Example of Expenses.........................................................5
Investment Objective, Principal Strategies and Related Risks...................6
Investment Adviser.............................................................9
Shareholder Guide.............................................................10
Purchasing & Selling..........................................................11
Distributions and Taxes.......................................................15
Financial Highlights..........................................................17
Privacy Notice.................................................Inside Back Cover




                              Risk/Return Summary:
                       Investments, Risks, and Performance

Investment Objective/Goals
The Dessauer Global Equity Fund (the "Fund") is a no-load mutual fund with the investment objective of long-term capital appreciation.

Principal Investment Strategies of the Fund
The Fund seeks to achieve its investment objective by investing primarily in the securities of issuers in established markets that it believes are positioned to benefit from growth in the global economy. The Fund invests in value oriented securities by focusing on fundamentals, business trends, and management of the companies and their financial strength. In selecting investments, the Fund may take into consideration a company's sector or industry to avoid concentrating in any one economic sector or industry. Generally, the companies in which the Fund invests are traded in the markets of, or derive a substantial portion of their revenues from business activities within, North America (the U.S. and Canada), Western Europe (which includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom), Hong Kong and Japan (collectively, the "Major Markets"). Under normal market conditions, the Fund invests at least 80% of its total assets in such companies.

Principal Risks of Investing in the Fund
The Fund is subject to the risks common to all mutual funds that invest in equity and foreign securities. You may lose money by investing in this Fund if any of the following occur:

o the stock markets of the United States, Canada, Western Europe, Hong Kong or Japan go down;
o a stock or stocks in the Fund's portfolio do not perform as well as expected;
o    the value of a foreign currency declines relative to the U.S. dollar;
o    a foreign government expropriates the Fund's assets; or
o political, social or economic instability in a foreign country causes the value of the Fund's investments to decline.

In addition, the Fund is non-diversified, which means among other things that the Fund may have a portfolio with as few as twelve issuers. To the extent that the Fund invests in a small number of issuers, an investment in the Fund may involve greater risk than an investment in a diversified fund.

Risk/Return Bar Chart
The Fund began operations on _____________, 2002, when The Dessauer Global Equity Fund, a mutual fund organized as a Delaware business trust (the "Predecessor Fund"), reorganized into the Fund, a newly formed series of Advisors Series Trust. The Fund adopted an investment objective and certain investment strategies and policies identical as those of the Predecessor Fund. The bar chart and table reflects the Predecessor Fund for periods prior to the reorganization. The bar chart demonstrates the risks of investing in the Fund by showing changes in the Predecessor Fund's performance from year to year. These risks are also demonstrated by the table below, which shows how the Predecessor Fund's average annual returns compare over time with those of the Lipper Global Fund Index and the Morgan Stanley Capital International World Index. Unless otherwise indicated, the bar chart and table assume reinvestment of dividends and distributions. Performance reflects fee waivers in effect for certain periods. If these fee waivers were not in place, the Predecessor Fund's performance would be reduced. Past performance (before and after taxes) is not an indication of future performance.

During this period, the Predecessor Fund's best performance for a quarter was ____% (for the quarter ended ______________). The Predecessor Fund's worst performance was -____% (for the quarter ended ______________).1

1998:  26.27%
1999:  33.01%
2000: -14.43%
2001:

1 For the fiscal year ended March 31, 2002, the Predecessor Fund's total return was ____%. The Predecessor Fund's year-to-date return as of June 30, 2002 is -____%.

Risk/Return Performance Table


Average Annual Returns as of 12/31/01                1 Year   Since Inception(1)
-------------------------------------                ------   -----------------

The Dessauer Global Equity Fund                      ____%          ____%
  Return Before Taxes                                ____%          ____%
  Return After Taxes on Distributions(2)             ____%          ____%
  Return After Taxes on Distributions and
   Sale of Fund Shares(2)                            ____%          ____%
Lipper Global Fund Index(3)                          ____%          ____%
Morgan Stanley Capital International World Index(4)  ____%          ____%


1 On _________, 2002, the Fund became the successor by merger with the Predecessor Fund, which began operations on May 30, 1997.
2 After-tax returns are calculated using the historical highest individual federal marginal income tax rates, and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your tax situation and may differ from those shown. After-tax returns are not relevant to investors who hold their Fund shares through tax-deferred arrangements such as 401(k) plans or individual retirement accounts.
3 The Lipper Global Fund Index is an unmanaged index representing an average of the performance of the 30 largest funds that invest at least 25% of their portfolio in securities traded outside of the United States. It reflects no deduction for fees, expenses or taxes.
4 The Morgan Stanley Capital International World Index is an unmanaged, market-capitalization-weighted index composed of more than 1,400 stocks listed on exchanges from at least 23 countries, including the United States. It reflects no deduction for fees, expenses or taxes.

Fee Table
This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

-------------------------------------------------------------------------------
Shareholder Fees (fees paid directly from your investment)
-------------------------------------------------------------------------------
Maximum Sales Charge (Load) Imposed on Purchases
         (as a percentage of offering price)                      None
-------------------------------------------------------------------------------
Maximum Sales Charge (Load) Imposed on Reinvested Dividends       None
-------------------------------------------------------------------------------
60-Day Redemption Fee(1)
         (as a percentage of amount redeemed)                    1.00%
-------------------------------------------------------------------------------

Annual Fund Operating Expenses (expenses that are deducted
from the Fund's assets as a % of average net assets)
-------------------------------------------------------------------------------
Management Fees                                                  0.75%
Other Expenses(2)                                                 ___%
Total Annual Fund Operating Expenses                              ___%
Expenses Reimbursed to/ Recouped from the Fund(3)                 ___%
Net Annual Fund Operating Expenses(4) (expenses
  actually incurred by the Fund)                                  ___%



1 The Redemption Fee applies only to those shares held for less than 60 days. The fees is payable to the Fund and is intended to benefit the remaining shareholders by reducing the costs of short-term trading.
2 Other Expenses include custodian, transfer agency, a 0.25% Shareholder Service Plan expense and other customary Fund expenses. These expenses are based on estimated amounts for the Fund's current fiscal year.
3 The Fund has entered into an expense reimbursement agreement with the Adviser under which the Adviser has agreed to limit the Fund's Total Annual Fund Operating Expenses, excluding interest and taxes, to not more than 1.75% of average daily net assets. Under this expense reimbursement agreement, the Adviser may request reimbursement of previously absorbed expenses at any time before the end of the third fiscal year after the fiscal year in which the expenses were absorbed. To request reimbursement, the Fund's current aggregate operating expenses must be below the applicable limitation. The Board of Trustees of the Fund must review and approve the proposed reimbursement.
4    Includes 0.02% interest expense.

Example of Expenses
This example is to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

The example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Fund's operating expenses have remained the same. Although your actual costs may be higher or lower, based on these assumptions, the cost would be:

                     1 YEAR    3 YEARS    5 YEARS    10 YEARS

                      $---       $---       $---       $----


Investment Objective, Principal Strategies and Related Risks

Investment Objective. The Fund's investment objective is long-term capital appreciation. The Fund's investment objective and strategies may be changed without shareholder approval.

Investment Strategies. Under normal market conditions, at least 80% of the Fund's net assets (plus any borrowings for investment purposes) will be invested in equity securities of companies that are traded in the markets of, or derive a substantial portion of their revenues from, at least three different countries. Generally, the Fund stays fully invested and deals with market turmoil by being extremely selective and extensively researching the companies in which it invests. At times, it may become necessary for the Fund to take a temporary defensive position inconsistent with its principal investment strategies. At that time, the Fund may invest up to 100% of its assets in cash, cash equivalents or high-quality short-term money market instruments. If the market advances during periods when the Fund is holding a large cash position, the Fund may not participate as much as it would have if it had been more fully invested. To the extent the Fund uses a money market fund for its cash position, there will be some duplication of expenses because the Fund would bear its pro rata portion of such money market fund's advisory fees and operational expenses.

Risks. As with all mutual funds, investing in the Fund involves certain risks. We cannot guarantee that the Fund will meet its investment objective or that the Fund will perform as it has in the past. You may lose money if you invest in the Fund.

The Fund may use various investment techniques, some of which involve greater amounts of risk. These investment techniques are discussed in detail in the Statement of Additional Information. To reduce risk, the Fund is subject to certain limitations and restrictions. The Fund intends to comply with the diversification requirements of federal tax law as necessary to qualify as a regulated investment company.

Risks of Investing in Mutual Funds
The following  risks are common to all mutual funds and  therefore  apply to the
Fund:

o Market Risk. The market value of a security may go up or down, sometimes rapidly and unpredictably. These fluctuations may cause a security to be worth more or less than it was at the time of purchase. Market risk applies to individual securities, a particular sector, or the entire economy.

o Manager Risk. Fund management affects Fund performance. A Fund may lose money if the Fund manager's investment strategy does not achieve the Fund's objective or the manager does not implement the strategy properly.

Risks of Non-Diversification
The Fund is non-diversified under the Investment Company Act of l940 (the "1940 Act"). This means that there is no restriction under the 1940 Act on how much the Fund may invest in the securities of an issuer. As a result of the Fund's non-diversified status, the value of the Fund's shares may be volatile and fluctuate more than shares of a mutual fund that invests in a broader range of issuers.

Risks of Investing in Foreign Securities
The following risks are common to mutual funds that invest in foreign securities and therefore apply to the Fund:

o Legal System and Regulation Risk. Foreign countries have different legal systems and different regulations concerning financial disclosure, accounting and auditing standards. Corporate financial information that would be disclosed under U.S. law may not be available. Foreign accounting and auditing standards may render a foreign corporate balance sheet more difficult to understand and interpret than one subject to U.S. laws and standards. Additionally, government oversight of foreign stock exchanges and brokerage industries may be less stringent than in the U.S.

o Currency Risk. Most foreign stocks are denominated in the currency of the stock exchange where they are traded. The Fund's net asset value is denominated in U.S. Dollars. The exchange rate between the U.S. Dollar and most foreign currencies fluctuates; therefore the net asset value of the Fund will be affected by a change in the exchange rate between the U.S. Dollar and the currencies in which the Fund's stocks are denominated. The Fund may also incur transaction costs associated with exchanging foreign currencies into U.S. Dollars.

     o Stock Exchange and Market Risk. Foreign stock exchanges generally have less volume than U.S. stock exchanges. Therefore, it may be more difficult to buy or sell shares of foreign securities, which increases the volatility of share prices on such markets. Additionally, trading on foreign stock markets may involve longer settlement periods and higher transaction costs.

     o Market Concentration. Many foreign stock markets are more concentrated than the U.S. stock market since a smaller number of companies make up a larger percentage of the market. Therefore, the performance of a single company or group of companies could have a much greater impact on a foreign stock market than performance of a single company or group of companies would have on the U.S. stock market.

o Expropriation Risk. Foreign governments may expropriate the Fund's investments either directly by restricting the Fund's ability to sell a security or by imposing exchange controls that restrict the sale of a currency, or indirectly by taxing the Fund's investments at such high levels as to constitute confiscation of the security. There may be limitations on the ability of the Fund to pursue and collect a legal judgment against a foreign government.

Risks of Investing in Asia
The following risks are common to all mutual funds that invest in Asia, and therefore apply to the Fund to the extent that it invests in U.S. and European companies that do business in Asia:

o Political Instability. The economic reforms that certain Asian nations have instituted or may institute under the guidelines of the International Monetary Fund (IMF) could cause higher interest rates and higher unemployment. This could, in turn, cause political instability as people in these nations feel the effects of higher interest rates and higher unemployment, which could cause some Asian nations to abandon economic reform or could result in the election or installation of new governments.

o Hong Kong. A small number of companies represent a large percentage of the Hong Kong market, which may lead to greater volatility in this market than in less concentrated markets. The following risks should be considered when considering investing in the Fund:

     1.   political instability may arise as a result of indecisive leadership;

     2.   hard line Communists might regain the political initiative;

     3.   social  tensions  caused  by  widely   differing  levels  of  economic
          prosperity within Chinese society may create unrest.

o Currency Devaluation. During 1997 and 1998, the values of many Asian currencies declined because corporations in these Asian countries had to purchase U.S. Dollars to repay large U.S. Dollar denominated debts. The decline in the value of the currencies triggered a loss of investor confidence that resulted in a decline in the value of the stock markets of the effected countries. Similar devaluations could occur in countries that have not yet experienced currency devaluation to date or could continue to occur in countries that have already experienced such devaluations.

o Foreign Trade. Asian nations tend to be very export-oriented. Countries that receive large amounts of Asian exports could enact protectionist trade barriers in response to cheaper Asian exports, which would hurt the profits of Asian exporters

Risks of Investing in Europe
The following risks are common to all mutual funds that invest in Europe and therefore apply to the Fund to the extent that it invests in debt securities.

o The Euro. The conversion of the currency of certain European countries to the common currency called the "Euro" may subject the Fund to additional risks to the extent the Fund invests in these countries. The Euro could fail as a new currency, forcing participating countries to return to their original currency which could result in increased trade costs, decreased corporate profits or other adverse effects. The profit margins of companies in which the Fund invests may decrease due to the competitive impact of the Euro, failure to modify information technology systems to accommodate the Euro, or increased currency exchange costs. In addition, the Fund's service providers could fail to make appropriate systems modifications to accommodate the conversion to the Euro.

o Privatization Risk. Many European countries are privatizing state operated and/or owned companies. There is the risk that this could cause labor unrest and political instability or that those privatization efforts could fail.

                               Investment Adviser

Investment Adviser and Investment Advisory Agreement
Dessauer & McIntyre Asset Management, Inc., 4 Main Street, Orleans, MA 02653 is the investment adviser of the Fund (the "Adviser"). The Adviser, an investment adviser registered with the SEC, was founded in 1986 and as of June 30, 2002 managed approximately $___ million in both U.S. and international assets.

o Advisory Services. Under an Investment Advisory Agreement, the Adviser supervises and assists in the overall management of the Fund's affairs subject to the authority of Board of Trustees. The Adviser provides the Fund with investment management and financial advisory services, including purchasing and selling the securities in the Fund's portfolio, at all times subject to the policies set forth by the Board of Trustees. The Adviser identifies and analyzes possible investments for the Fund, determines the amount and timing of such investments, and determines the forms of investments. The Adviser also monitors and reviews the Fund's portfolio. For the fiscal year ending March 31, 2002, the Predecessor Fund paid a monthly advisory fee calculated at an annual rate of 0.75% of the Fund's average weekly net assets.

o Management of the Adviser. Thomas P. McIntyre controls the Adviser and has been the portfolio manager of the Fund's portfolio since its inception. He joined the Adviser in 1989 and became President in 1992. For two years prior to joining the Adviser, he served as an assistant treasurer for the National Association of Securities Dealers, Inc. and was responsible for their $84 million fixed-income portfolio. He previously served as Vice President and Controller of a closed-end equity fund with assets of $140 million. Mr. McIntyre graduated from Notre Dame University (with high honors) in 1977 with a degree in economics and went on to earn an M.B.A. from Notre Dame in 1979. Mr. McIntyre is a Certified Public Accountant and a Chartered Financial Analyst with over 20 years experience in financial analysis and portfolio management.

Shareholder Servicing Plan
The Fund has adopted a Shareholder Servicing Plan whereby it pays the Adviser or other financial institutions for shareholder services and account maintenance, including responding to shareholder inquiries and direct shareholder communications.

                                Shareholder Guide
                Your Account with The Dessauer Global Equity Fund

Types of Accounts
--------------------------------------------------------------------------------
Regular (these accounts are taxable)    Retirement (these accounts are generally
                                        nontaxable)
         o Individual                          o Roth IRA
         o Joint Tenant                        o Regular IRA
         o UGMA/UTMA                           o Rollover IRA
         o Trust                               o Roth Conversion
         o Corporate                           o SIMPLE IRA
         o SEP IRA                             o 401(k)
                                               o 403 (b)
------------------------------------------------------------------------------
Investment Minimums.
------------------------------------------------------------------------------
THE MINIMUM INITIAL INVESTMENTS ARE:
------------------------------------------------------------------------------
Regular (New Investor)                                              $1,000
------------------------------------------------------------------------------
Additional Investment (Current Fund Shareholders)                   $100
------------------------------------------------------------------------------
Retirement (Roth and Regular)                                       $1,000
------------------------------------------------------------------------------
Educational IRA                                                     $500
------------------------------------------------------------------------------
Gift                                                                $250
------------------------------------------------------------------------------
Pre-authorized Investment Plan (Initial and Installment Payments)   $100
------------------------------------------------------------------------------
Additional Investments                                              $250
------------------------------------------------------------------------------

The Fund may reduce or waive the minimum investment requirements in some cases.

Net Asset Value. The net asset value ("NAV") per share of the Fund is calculated each business day at the close of trading on the New York Stock Exchange, which is normally 4:00 p.m. Eastern time. You may buy and sell shares on any business day at the next NAV calculation after you place your order. Shares will not be priced on the days on which the New York Stock Exchange is closed for trading. The NAV is calculated by subtracting the Fund's liabilities from its assets and then dividing that number by the total number of outstanding shares. This procedure is in accordance with Generally Accepted Accounting Principles as well as federal securities laws and regulations. Securities without a readily available price quotation may be priced at fair value. Fair value is determined in good faith by or under the supervision of the Fund's officers under methods authorized by the Board of Trustees.

                              Purchasing & Selling

How to Buy Shares. You may purchase shares of the Fund by check, wire or through the automatic investment plan. All purchases by check must be in U.S. dollars. Third party checks and cash will not be accepted. A charge may be imposed if your check does not clear. The Fund is not required to issue share certificates. The Fund reserves the right to reject any purchase in whole or in part.

By Check: If you are making an initial investment in the Fund, simply complete the Account Application included with this Prospectus and mail or overnight deliver (such as FedEx) it with a check (made payable to "The Dessauer Global Equity Fund") to:

Regular Mail                            Overnight Delivery
The Dessauer Global Equity Fund         The Dessauer Global Equity Fund
c/o U.S. Bancorp Fund Services, LLC     c/o U.S. Bancorp Fund Services, LLC
P.O. Box 701                            615 E. Michigan Street, Third Floor
Milwaukee, WI 53201-0701                Milwaukee, WI 53202


NOTE: The Fund does not consider the U.S. Postal Service or other independent delivery services to be its agents.

If you are making a subsequent purchase, a stub is attached to the account statement you will receive after each transaction. Detach the stub from the statement and mail it together with a check made payable to "The Dessauer Global Equity Fund" to the Fund in the envelope provided with your statement or to the address noted above. Your account number should be written on the check. No third party checks, starter checks or non-pre-printed checks will be accepted. If your check is returned for any reason, your purchase will be canceled and a $25 fee will be assessed against your account by the Transfer Agent.

By Wire: If you are making an initial investment in the Fund, before you wire funds, the Transfer Agent must have a completed Account Application. You can mail or overnight deliver your Account Application to the Transfer Agent at the above address. Upon receipt of your completed Account Application, the Transfer Agent will establish an account for you. Once you have an established account, you may instruct your bank to send the wire. Your bank must include both the name of the Fund you are purchasing and your name so that monies can be correctly applied. Your bank should transmit immediately available funds by wire to:

                      U.S. Bank, National Association
                      425 Walnut Street
                      Cincinnati, OH, 45202
                      ABA #042000013
                      Credit:  U.S. Bancorp Fund Services, LLC
                               A/C #112-952-137
                      FFC:     The Dessauer Global Equity Fund
                               Shareholder Registration
                               Shareholder Account Number (if known)

If you are making a subsequent purchase, your bank should wire funds as indicated above. It is essential that your bank include complete information about your account in all wire instructions. If you have questions about how to invest by wire, you may call the Transfer Agent at (8__) ___-____. Your bank may charge you a fee for sending a wire to the Fund.

You may buy and sell shares of the Fund through certain brokers (and their agents) that have made arrangements with the Fund to sell its shares. When you place your order with such a broker or its authorized agent, your order is treated as if you had placed it directly with the Fund's Transfer Agent, and you will pay or receive the next price calculated by the Fund. The broker (or agent) holds your shares in an omnibus account in the broker's (or agent's) name, and the broker (or agent) maintains your individual ownership records. The Adviser may pay the broker (or its agent) for maintaining these records as well as providing other shareholder services. The broker (or its agent) may charge you a fee for handling your order. The broker (or agent) is responsible for processing your order correctly and promptly, keeping you advised regarding the status of your individual account, confirming your transactions and ensuring that you receive copies of the Fund's prospectus.

Automatic Investment Plan. After your account is set up, you may purchase additional shares of the Fund by Automated Clearing House (ACH), after you elect the Automatic Investment Plan on your account. Only domestic member banks may be used, and it takes about 15 days to set up an ACH account. ACH is similar to the pre-authorized investment plan, except that you may choose the date on which you want to make the purchase. To elect the Automatic Investment Plan option, call the Transfer Agent and request an optional shareholder services form. The Transfer Agent must receive a voided check or bank deposit slip before you may purchase by ACH. Purchase Order Cut-Off. The Fund, at the direction of the Board of Trustees, may cease taking purchase orders at any time when it believes that it is in the best interest of current shareholders.

How to Sell (Redeem) Shares. You may sell (redeem) your Fund shares on any day the Fund and the NYSE are open for business either directly to a Fund or through your investment representative.

You may redeem your shares by simply sending a written request to the Transfer Agent. You should give the name of the Fund, your account number and state whether you want all or some of your shares redeemed. The letter should be signed by all of the shareholders whose names appear on the account registration. You should send your redemption request to:


Regular Mail                            Overnight Delivery
The Dessauer Global Equity Fund         The Dessauer Global Equity Fund
c/o U.S. Bancorp Fund Services, LLC     c/o U.S. Bancorp Fund Services, LLC
P.O. Box 701                            615 E. Michigan Street, Third Floor
Milwaukee, WI 53201-0701                Milwaukee, WI 53202


If you complete the Redemption by Telephone portion of the Account Application Form, you may redeem all or some of your shares by calling the Transfer Agent at (8__) ___-____ between the hours of 9:00 a.m. and 4:00 p.m., Eastern time. Redemption proceeds will be processed on the next business day and mailed to the address that appears on the Transfer Agent's records. If you request, redemption proceeds will be wired on the next business day to the bank account you designated on the Account Application Form. The minimum amount that may be wired is $500. Wire charges, if any, will be deducted from your redemption proceeds. Telephone redemptions cannot be made if you notify the Transfer Agent of a change of address within 30 days before the redemption request. If you have a retirement account, you may not redeem shares by telephone.

When you establish telephone privileges, you are authorizing the Fund and the Transfer Agent to act upon the telephone instructions of the person or persons you have designated on your Account Application Form. Redemption proceeds will be transferred to the bank account you have designated on your Account Application.

Before acting on instructions received by telephone, the Fund and the Transfer Agent will use reasonable procedures to confirm that the telephone instructions are genuine. These procedures will include recording the telephone call and asking the caller for a form of personal identification. If the Fund and the Transfer Agent follow these procedures, they will not be liable for any loss, expense, or cost arising out of any telephone transaction request that is reasonably believed to be genuine. This includes any fraudulent or unauthorized request. The Fund may change, modify or terminate these privileges at any time upon at least 60 days' notice to shareholders.

You may request telephone transaction privileges after your account is opened by calling the Transfer Agent at (8__) ___-____ for instructions.

You may have difficulties in making a telephone transaction during periods of abnormal market activity. If this occurs, you may mail your transaction request in writing to the address noted above.

Payment of your redemption proceeds will be made promptly, but not later than seven days after the receipt of your written request in proper form as discussed in this Prospectus. If you made your first investment by wire, payment of your redemption proceeds for those shares will not be made until one business day after your completed Account Application Form is received by a Fund. If you did not purchase your shares with a certified check or wire, a Fund may delay payment of your redemption proceeds for up to 15 days from date of purchase or until your check has cleared, whichever occurs first.

Systematic Withdrawal Plan. You may establish a systematic withdrawal plan that allows you to have regular monthly or quarterly payments redeemed from your account and sent to either you or a third party you designate. Payments must be at least $100 and your account must have an account value of at least $10,000. You will receive the NAV on the date of the scheduled withdrawal. You may realize either a capital gain or loss on the withdrawals that must be reported for tax purposes. You may purchase additional shares of the Fund under this plan as long as the additional purchases are equal to at least one year's scheduled withdrawals.

Small Accounts. To reduce Fund expenses, we may redeem an account if the total value of the account falls below $1,000 due to redemptions. You will be given at least 30 days' prior written notice of this redemption. During that period you may purchase additional shares to avoid the redemption.

Redemption Fee. If shares are redeemed within 60 days of purchase, a 1% fee will be charged and withheld from the proceeds of the redemption. This fee is paid to a Fund to help offset transaction costs and administrative expenses. If you purchased shares on different days, the shares you held longest will be redeemed first for purposes of determining whether the redemption fee applies. This fee does not apply to Fund shares acquired through the reinvestment of dividends or distributions.

Redemption in Kind. The Fund reserves the right to redeem your shares "in kind." For example, if you redeem a large number of shares and the Fund is unable to sell securities to raise cash, the Fund may send you a combination of cash and a share of the Fund's securities. The Fund does not expect to do so except in unusual circumstances. If the Fund pays your redemption proceeds by a distribution of securities, you could incur brokerage or other charges in converting the securities to cash and will bear any market risks associated with such securities until they are converted into cash.

Redemption by Corporations. All redemptions by corporations need to have a certified copy of the resolution attached to the request.

Signature Guarantee. To protect the Funds and their shareholders, a signature guarantee is required for all written redemption requests over $100,000.
Signature(s) on the redemption request must be guaranteed by an "eligible guarantor institution." These include banks, broker-dealers, credit unions and savings institutions. A broker-dealer guaranteeing signatures must be a member of a clearing corporation or maintain net capital of at least $100,000. Credit unions must be authorized to issue signature guarantees. Signature guarantees are also required for redemption requests by corporations, partnerships, trusts or other fiduciary accounts, or any account where proceeds are to be paid to someone other than the record owner. Signature guarantees will be accepted from any eligible guarantor institution that participates in a signature guarantee program. A notary public is not an acceptable guarantor.

                             Distributions and Taxes

Dividends and Capital Gains Distributions. The Fund intends to distribute all or most of its net investment income and net capital gains to shareholders annually.

Your dividends and/or capital gains distributions will be automatically reinvested on the ex-dividend date when there is a distribution, unless you elect otherwise, so that you will be buying more of both full and fractional shares of the Fund. You will be buying those new shares at the NAV per share on the ex-dividend date. You may choose to have dividends and capital gains distributions paid to you in cash. You may authorize this option by calling the Fund at (8__) ___-____ and requesting this change. You must complete the form and return it to the Fund before the record date in order for the change to be effective for that dividend or capital gains distribution.

Buying Before a Dividend. If you buy shares of the Fund just before a distribution (on or before the record date), you will pay the full price for the shares and receive a portion of the purchase price back as a taxable distribution. This is called "buying before a dividend." For example, if you bought shares on or before the record date and paid $10.00 per share, and, shortly thereafter, the Fund paid you a dividend of $1.00 per share, then your shares would now be worth $9.00 per share. Unless your account is a tax-deferred account, dividends paid to you would be included in your gross income for tax purposes even though you may not have participated in the increase of the NAV of the Fund, regardless of whether you reinvested the dividends.

Tax Issues. The Fund has elected, and intends to continue to qualify, to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), by distributing substantially all of its net investment income and net capital gains to its shareholders and meeting other requirements of the Code relating to the sources of its income and diversification of assets. Accordingly, the Fund generally will not be liable for federal income tax or excise tax based on net income except to the extent its earnings are not distributed or are distributed in a manner that does not satisfy the requirements of the Code. If the Fund is unable to meet certain Code requirements, it may be subject to taxation as a corporation.

For federal income tax purposes, any dividends derived from net investment income and any excess of net short-term capital gain over net long-term capital loss that investors (other than certain tax-exempt organizations that have not borrowed to purchase fund shares) receive from the Fund are considered ordinary income. Part of the distributions paid by the Fund may be eligible for the dividends-received deduction allowed to corporate shareholders under the Code. Distributions of the excess of net long-term capital gain over net short-term capital loss from transactions of the Fund are treated by shareholders as long-term capital gains regardless of the length of time the Fund's shares have been owned. Distributions of income and capital gains are taxed in the manner described above, whether they are taken in cash or are reinvested in additional shares of the Fund.

Part of the Fund's investment income may be subject to foreign income taxes that are withheld at the source. If the Fund meets certain requirements under the Code, it may pass through these foreign taxes to shareholders, who may then claim a credit or deduction against their own taxes for their share of foreign taxes paid.

By law, the Fund must withhold a percentage of your taxable distributions and redemption proceeds if you do not provide your correct social security or taxpayer identification number and certify that you are not subject to backup withholding, or if the IRS instructs the Fund to do so.

The Fund will inform its investors of the source of their dividends and distributions at the time they are paid, and will promptly after the close of each calendar year advise investors of the tax status of those distributions and dividends. Investors (including tax exempt and foreign investors) are advised to consult their own tax advisers regarding the particular tax consequences to them of an investment in shares of the Fund. Additional information on tax matters relating to the Fund and its shareholders is included in the Statement of Additional Information.

                              Financial Highlights

This financial highlights table is based on the financial history of the Predecessor Fund and is intended to help you understand the Fund's financial performance for the period since its inception on May 30, 1997. Certain information reflects financial results for a single share of the Fund. The total returns in the table represent the rate that an investor would have earned (or lost) on an investment in the Predecessor Fund assuming reinvestment of all dividends and distributions. The Fund's independent auditors have audited this information. Their report along with further detail on the Fund's financial statements are included in the annual report dated ___________, which is available upon request.


For a capital share outstanding throughout the year ended March 31, 2001
                                            Year Ended  Year Ended  Year Ended  Year Ended  May 30, 1997A
                                            March 31,    March 31,   March 31,  March 31,      through
                                               2002        2001        2000        1999       March 31,
                                                                                                 1998
Net asset value, beginning of period                      $23.56      $14.97      $13.69       $ 11.88
Income (loss) from
investment operations:
Net investment income (loss)                               (0.24)      (0.24)      (0.05)         0.10
Net realized and unrealized gain or
loss on investments                                        (8.90)       8.92        1.35          1.90B
Total from investment operations                           (9.14)       8.68        1.30          2.00
Less distributions
Dividends from net investment income                        0.00        0.00      (0.02)         (0.06)
Distributions from net realized gain                       (1.73)      (0.09)       0.00         (0.13)
Total distributions                                       ($1.73)     ($0.09)     ($0.02)       ($0.19)
Net asset value, end of period                             12.69       23.56      $14.97       $ 13.69
Total return C                                            (39.86%)     58.18%       9.54%        17.27%
Net assets, end of period (millions)                       $43.5       $81.2       $90.6         $82.8
Ratios/supplemental data:
Ratio of expenses to average net assets:
Before fees waived                                          1.77%       2.26%       1.43%        1.54%E
After fees waived                                           1.78%       1.79%        N/A           N/A
Ratio of net investment income (loss)
to average net assets
Before fees waived                                         (1.23%)     (1.62%)     (0.32%)        0.99%E
After fees waived                                          (1.24%)     (1.15%)      N/A           N/A
Portfolio turnover rate                                   68.76%       9.63%      51.68%       74.47%D


A    Commencement of the Fund.
B Includes the impact of a $330,000 ($0.06 per share) charge for offering expenses paid pursuant to the terms of the Prospectus dated May 30, 1997.
C Based on net asset value per share and including the reinvestment of dividends and distributions.
D    Not Annualized.
E    Annualized.

                                 Privacy Notice

     The Fund and the Adviser collect non-public information about you from the following sources:

|X| Information we receive about you on applications or other forms; |X| Information you give us orally; and |X| Information about your transactions with us or others.

We do not disclose any non-public personal information about our customers or former customers without the customer's authorization, except as required by law or in response to inquiries from governmental authorities. We restrict access to your personal and account information to those employees who need to know that information to provide products and services to you. We also may disclose that information to unaffiliated third parties (such as to brokers or custodians) only as permitted by law and only as needed for us to provide agreed services to you. We maintain physical, electronic and procedural safeguards to guard your non-public personal information.

In the event that you hold shares of the Fund through a financial intermediary, including, but not limited to, a broker-dealer, bank, or trust company, the privacy policy of your financial intermediary would govern how your nonpublic personal information would be shared with nonaffiliated third parties.



                         The Dessauer Global Equity Fund
                        a series of Advisors Series Trust


                              For More Information

The Statement of Additional Information (SAI) includes additional information about the Fund and is incorporated by reference into this Prospectus, which means that it is considered a part of this Prospectus.

The Predecessor Fund's annual and semi-annual reports to shareholders contain additional information about the Fund's investments. The annual report includes a discussion of the market conditions and investment strategies that significantly affected the Fund's performance during its last fiscal year.

The SAI and shareholder reports are available free upon request. To request them or other information, or to ask any questions, please call or write:

                         The Dessauer Global Equity Fund
                       c/o U.S. Bancorp Fund Services, LLC
                                  P.O. Box 7-1
                            Milwaukee, WI 53201-0701
                           Telephone: 1 (8__) ___-____

The SAI and other Fund information may also be reviewed and copied at the SEC's Public Reference Room in Washington, DC. Call 1-202-942-8090 for information about its operations.

Reports and other Fund information are also available on the SEC's Internet site at www.sec.gov. Copies of this information may be obtained, upon payment of the proper duplicating fees, by writing to the SEC's Public Reference Room, Washington, DC 20549-0102 or by email at www.publicinfo@sec.gov.

                                                            (File No. 811-07959)